Exhibit 99.1

Summit Materials Announces Appointment of Anne Wade as Director

Denver, Colorado (January 19, 2016) –Summit Materials, Inc. (NYSE: SUM), a leading vertically integrated construction materials company, today announced that its board of directors has appointed Anne Wade as a new independent director, also serving on the Audit Committee. Ms. Wade has more than 20 years of financial experience primarily in infrastructure sectors including the global building materials and construction industries. With the appointment of Ms. Wade, Summit’s board now comprises seven members.

Tom Hill, CEO of Summit, stated, “We are pleased to welcome Anne to our board of directors. She brings a tremendous amount of industry expertise and financial acumen having served on multiple boards and invested in numerous construction-related companies. From her years spent at The Capital Group, she brings valuable insight to us as we continue to build our position in new and existing markets. I look forward to working with Anne and the rest of our board as we look to expand upon the exciting growth opportunities for our business in 2016 and beyond.”

Howard Lance, Chairman of Summit, added, “We are excited Anne has agreed to join the Summit board where the full extent of her global experience and perspective will contribute immensely to our strategic growth objectives. Anne is well positioned to thrive on our board given our acquisitive history and her strong alignment with our guiding principles and shared common values as a company. We look forward to her positive impact on Summit.”

Anne K. Wade is a successful and experienced investor and now serves in a number of corporate and impact investment boards. From 1995 through 2012, Ms. Wade served as Senior Vice President and Director of Capital International, a part of the investment management firm, The Capital Group Companies. Ms. Wade is currently a partner at Leaders’ Quest, an organization focused on culture, values, and driving social and financial impact in major corporations. In that capacity she is the co-Director of BankingFutures in the UK. Currently, Ms. Wade also serves on the Board of Directors of the John Laing Group plc and is a member of its Remuneration Committee, as well as Big Society Capital Ltd in London and the Heron Foundation in New York City. She previously served on the Board of Directors of Holcim Ltd and was a member of its Governance and Strategy Committee. Ms. Wade has a Bachelor of Arts degree, Magna cum Laude, from Harvard University and a Master of Science from the London School of Economics.

About Summit Materials

Summit Materials is a leading vertically integrated construction materials company that supplies aggregates, cement, ready-mixed concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, aggregates-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the residential, nonresidential, and public infrastructure end markets. Summit has completed more than 35 acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.

For more information about Summit Materials, please visit www.summit-materials.com.

Contact:

Investor Relations:

303-515-5159

Investorrelations@summit-materials.com

Media Contact:

303-515-5158

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